Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert, Eric Lubbers (616) 233-0500
Lambert, Edwards & Associates, Inc. (mail@lambert-edwards.com)

Knape & Vogt Reports Improved First Quarter Results

GRAND RAPIDS, Michigan, October 20, 2005 – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) today announced growth in sales and net income for the first quarter ended October 1, 2005.

The Grand Rapids, Mich.-based manufacturer and distributor of drawer slides, shelving, storage and ergonomic office products reported that net sales grew 6.3 percent to $40.8 million for the first quarter of fiscal 2006, compared with net sales of $38.4 million during the same period a year ago. Sales of new products and product enhancements were $8.3 million for the first quarter of fiscal 2006 compared with $8.0 million in the first quarter of the prior year.

KV reported first quarter net income of $1.2 million, or $0.26 per diluted share, increased significantly when compared with earnings of $390,511, or $0.09 per diluted share, during the same period in fiscal 2005. The net income improvement reflected efforts undertaken to address the impact of steel costs, along with the consolidation of the Company’s wire product manufacturing. In addition, the Company has been successful in leveraging its operating expenses.

About Knape & Vogt

Knape & Vogt Manufacturing Co. brings more than a century of experience to the design, manufacture and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on KV’s product lines is available on www.knapeandvogt.com.

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Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended

	Oct. 1, 2005	Oct. 2, 2004

Net sales	$40,806,683	$38,372,180

Cost of sales	33,036,559	31,567,404

Gross profit	7,770,124	6,804,776

Selling, general and administrative expenses	5,525,144	5,835,251

Restructuring charge	44,477	-

Operating income	2,200,503	969,525

Interest and other expenses, net	323,217	307,158

Income before income taxes	1,877,286	662,367

Income taxes	720,157	271,856

Net income	$1,157,129	$390,511

Weighted average shares outstanding	4,510,505	4,516,681

Basic and diluted earnings per share	$0.26	$0.09

Cash dividend - common stock	$0.165	$0.165

Cash dividend - Class B common stock	$0.15	$0.15

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Balance Sheets

	Oct. 1, 2005 (Unaudited)	July 2, 2005

Assets

Current Assets:
Cash and equivalents	$8,294,306	$6,349,702
Accounts receivable, net	20,794,494	19,944,781
Inventories	25,814,977	24,362,073
Assets held for sale	1,073,975	1,281,213
Prepaid expenses and other	878,293	934,711

Total current assets	56,856,045	52,872,480

Property, plant and equipment, net	21,686,272	22,120,924

Other assets	17,353,728	17,395,234

	$95,896,045	$92,388,638

Liabilities and Equity

Current liabilities	$21,554,755	$21,633,059

Long-term debt and capital leases	25,520,541	22,524,129

Deferred income taxes & other long-term liabilities	9,751,988	10,123,573

Stockholders' equity	39,068,761	38,107,877

	$95,896,045	$92,388,638

Knape & Vogt Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended

	Oct. 1, 2005	Oct. 2, 2004

From Operating Activities:
Net income	$1,157,129	$390,511
Depreciation and amortization	1,244,423	1,515,294
Change in retirement plan cost	66,134	107,341
Deferred income taxes	(278,000)	(141,894)
Changes in operating assets & liabilities	(2,155,639)	(1,920,677)
Other, net	1,819	4,878

Net cash provided by (used for) operating activities	35,866	(44,547)

From Investing Activities:
Additions to property, plant & equipment	(721,638)	(716,514)
Other, net	(17,667)	(1,789)

Net cash used for investing activities	(739,305)	(718,303)

From Financing Activities:
Cash dividends paid	(713,872)	(712,661)
Net change in long-term debt/capital leases	2,996,413	969,425

Net cash provided by financing activities	2,282,541	256,764

Effect of Exchange Rates on Cash	365,502	205,770

Net increase (decrease) in cash and equivalents	$1,944,604	$(300,316)